EXHIBIT 2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-68155 of PG&E Corporation on Form S-8 of our report dated June 5, 2002 appearing in the Annual Report on Form 11-K of the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust for the year ended December 31, 2001.

/s/  Mah & Associates, LLP

San Francisco, California

June 27, 2002